Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Timothy Go Elected to
Celanese Board of Directors

DALLAS (February 28, 2024) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Timothy Go has been elected to the company’s Board of Directors. Mr. Go, 57, is President, Chief Executive Officer, and a member of the Board of Directors of HF Sinclair Corporation. He will begin his Board service effective immediately, bringing the total number of Board members to twelve (eleven of which are independent).

HF Sinclair Corporation is a leading independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. Prior to his appointment as CEO and Board Member, Mr. Go served as HF Sinclair’s President and Chief Operating Officer from November 2021 to May 2023 and as Executive Vice President, Chief Operating Officer from June 2020 to November 2021. Previously, he served as Chief Executive Officer of the general partner of Calumet Specialty Products Partners, an independent producer of specialty hydrocarbon products from January 2016 to June 2020. Prior to joining Calumet, he served in various operational leadership roles with Koch Industries, Inc., its wholly-owned subsidiary Flint Hills Resources, LP, and ExxonMobil Corporation.

Mr. Go holds a B.S. in Chemical Engineering from the University of Texas at Austin.

“We are delighted to have Tim join the Celanese Board, where his leadership experience in the energy and specialty chemical industries will enable him to bring an immensely valuable perspective,” said Lori Ryerkerk, Chair, Chief Executive Officer and President, Celanese Corporation. “His demonstrated experience in operational manufacturing excellence, M&A and strategic transformation will add breadth and depth on our Board as we navigate an increasingly complex manufacturing environment.”

Mr. Go will stand for re-election at the 2024 Annual Meeting of Shareholders.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We are committed to sustainability by responsibly managing the materials we create for their entire lifecycle and are growing our portfolio of sustainable products to meet increasing customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Brandon Ayache	Brian Bianco	Petra Czugler
+1 972 443 8509	+1 972 443 4400	+49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com